EXHIBIT 10.3

CONFIDENTIAL SEPARATION AGREEMENT AND RELEASE

It is agreed by and between Darren Schumacher (“Employee”) and Gentherm Incorporated, a Michigan corporation (“Gentherm” and, together with Employee, each a “Party” and, collectively, the “Parties”), as follows:

1.Separation of Employment. Employee acknowledges that Employee’s employment with Gentherm has ended effective May 24, 2018 (“Separation Date”).

2.Payment of Moneys Owed and Other Benefits. Employee acknowledges that, excluding (a) accrued salary for the period from May 15, 2018 to the Separation Date (the “Accrued Wages”), (b) accrued but unused vacation time through the Separation Date (“Accrued Vacation”), and (c) any unreimbursed expenses that Employee has incurred in connection with the performance of Employee’s duties and in accordance with Gentherm’s policies and practices for reimbursement of expenses (“Unreimbursed Expenses”), Gentherm has paid all remuneration owed to Employee as a result of Employee’s employment with Gentherm.  Employee’s accrual of wages, employee benefits and privileges ends on the Separation Date and no additional amounts are owed to Employee. For administrative ease, Gentherm has agreed to pay Employee’s full recurring paycheck on the next regularly scheduled payroll date, May 31, 2018 (which payment will therefore include the Accrued Wages plus an additional 7 days of pay). Gentherm also agrees to pay the Accrued Vacation to Employee on May 31, 2018 calculated as 204.03 hours of accrued, unused vacation at $204.02 per hour or $41,626.20, less taxes and other lawful deductions. Group health benefits for which Employee currently is eligible will remain in effect through and including May 31, 2018.  With respect to any Unreimbursed Expenses, Employee must submit a final expense report within thirty (30) days of the Separation Date for reimbursement eligibility and Gentherm agrees to pay such Unreimbursed Expenses within thirty (30) days after receipt of such expense report, to the extent such amounts are determined to be in accordance with Gentherm’s policies and practices for the reimbursement of employee expenses.

3.Consideration. As consideration for Employee’s promises in this Confidential Separation Agreement and Release (this “Agreement”), including the general release of claims, if Employee signs and does not revoke this Agreement within the time period specified in Section 12, Gentherm agrees to pay to Employee the following amounts and benefits (collectively, the “Separation Benefits”):

a.

Gentherm will pay to Employee a one-time payment of $212,165, less lawful deductions and withholdings, representing six months of Employee’s salary.  This one-time payment will be paid to Employee on the first regularly scheduled payroll date following the expiration of the revocation period described in Section 12 (the “Severance Payroll”).[1]

b.	Subject both to Employee’s timely election of continuation coverage under COBRA and to Employee’s continued copayment of premiums during the COBRA Subsidy

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Only if the Parties agree that it is necessary to change this payment date to avoid the imposition on Employee of additional taxes under Section 409A (as defined in Section 18), such one-time payment will not be paid until the first regularly scheduled payroll date following the earlier of (i) the six-month anniversary date of the Separation Date or (ii) the date of Employee’s death.  For clarity, absent any such agreement by the Parties that a change to the payment date is necessary to avoid such additional taxes on Employee, the payment date will remain the first regularly scheduled payroll date following expiration of the revocation period described in Section 12.

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Period (as defined below) at the same level and cost to individuals employed by Gentherm, during that COBRA Subsidy Period, Gentherm will pay Employee’s health insurance coverage to the same extent that Gentherm paid for such coverage immediately prior to the Separation Date, in a manner intended to avoid any excise tax under Section 4980D of the Internal Revenue Code of 1986, as amended, subject to the eligibility requirements and other terms and conditions of such insurance coverage. The “COBRA Subsidy Period” shall begin on June 1, 2018 and end upon the earliest of: (i) May 31, 2019; (ii) the date the Employee is no longer eligible to receive COBRA coverage; and (iii) the date on which the Employee otherwise becomes eligible to receive substantially similar coverage from another employer. Employee agrees to notify Gentherm within five (5) calendar days of becoming eligible to receive substantially similar coverage from another employer.  Following the expiration of the COBRA Subsidy Period, Employee may elect to continue COBRA coverage for the remainder of the COBRA eligibility period as defined by law, if any, at Employee’s own expense. In no event will Gentherm be obligated to pay any portion of Employee’s COBRA coverage premiums for a period beyond May 31, 2019. Gentherm reserves the right to modify or terminate Gentherm’s payment toward the cost of the premium for COBRA coverage provided hereunder to the extent necessary to comply with applicable law.

c.

Employee is also party to a Restricted Stock Award Agreement, dated as of October 3, 2017 (the “Retention Agreement”), pursuant to which Employee received 9,928 restricted shares of Gentherm common stock (the “Retention Shares”), subject to the restrictions set forth in the Retention Agreement.  Pursuant to the terms of the Retention Agreement, the Retention Shares will immediately vest upon the date of Employee’s termination if such termination is by Gentherm without “Cause” (as defined in the Retention Agreement) and if Employee signs and delivers to Gentherm within 30 days of Employee’s termination, and the same becomes irrevocable, a general release of claims in form and substance reasonably acceptable to Gentherm, by which Employee releases Gentherm from any claim arising from Employee’s employment by, or termination of employment with, Gentherm, in consideration for the receipt of the Retention Shares.  If Employee signs and does not revoke this Agreement within the time period specified in Section 12, Gentherm agrees as follows: (a) Employee’s termination will be without “Cause” for purposes of the Retention Agreement, (b) Gentherm will accept the general release in Section 5 below as a general release of claims meeting the requirements of the Retention Agreement, (c) Employee will be permitted to elect (by notifying Gentherm in writing) to satisfy the withholding obligations in connection with the delivery of the Retention Shares by reducing the number of shares of common stock deliverable by Gentherm in respect of the Retention Agreement.

Employee understands and acknowledges that the Separation Benefits are purely discretionary and are not currently owed to Employee, and will only be paid if Employee executes and delivers a copy of this Agreement to Gentherm, does not revoke it within the time period described in Section 12, and remains in full compliance with the terms of this Agreement.

Employee is solely responsible for paying all taxes, if any, which may at any time be found to be due upon or as a result of any of the payments described herein, and Employee agrees to indemnify and

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hold harmless Gentherm against any claim or liability for any such taxes and any related penalties and/or interest.

4.Existing Equity Awards.

On the Separation Date, Employee holds the following vested stock options (the “Vested Equity Rights”):

Options to purchase 15,000 shares at $23.71 per share that were granted on November 20, 2013

Options to purchase 20,000 shares at $26.17 per share that were granted on February 19, 2014

Options to purchase 22,500 shares at $41.69 per share that were granted on February 18, 2015

Options to purchase 15,000 shares at $40.64 per share that were granted on February 24, 2016

Options to purchase 9,000 shares at $38.05 per share that were granted on February 22, 2017

In accordance with the terms of the governing plan documents, the Vested Equity Rights must be exercised within 90 days following the Separation Date or else they will automatically terminate.  Also in accordance with the terms of the governing plan documents, all unvested stock options and unvested restricted stock held by the Employee on the Separation Date (excluding the Retention Shares) shall be automatically terminated for no consideration.

5.Complete Release of All Claims. In consideration for the promises set forth in this Agreement, Employee hereby knowingly and voluntarily releases and forever discharges Gentherm and its current and former parents, subsidiaries and affiliates, predecessors, successors and assigns and each of its and their respective directors, officers, attorneys, agents, representatives and employees, individually and in their business capacities, and its and their employee benefit plans and programs and their administrators and fiduciaries (collectively referred to as “Releasees”) from any and all claims and causes of action, whether now known or unknown, of whatever kind or nature, based on any act, omission, event, occurrence, or nonoccurrence from the beginning of time to the date of execution of this Agreement, including, but not limited to, claims that arise out of or in any way relate to Employee’s employment or separation from employment with Gentherm. Employee acknowledges and agrees that this general release includes, but is not limited to, claims of breach of implied or express employment contracts or covenants, promissory estoppel, entitlement to any pay (other than the amounts promised in this Agreement), defamation, wrongful termination, public policy violations, emotional distress and related matters, claims of discrimination, harassment, or retaliation under federal, state or local laws, and claims based on any federal, state or other governmental statute, regulation or ordinance, including, but not limited to, Title VII of the Civil Rights Act of 1964 (“Title VII”); Sections 1981 through 1988 of Title 42 of the United States Code; The Employee Retirement Income Security Act of 1974 (“ERISA”) (as modified below); The Immigration Reform and Control Act; the Americans with Disabilities Act (“ADA”); the Equal Pay Act (“EPA”); the Age Discrimination in Employment Act (“ADEA”); The Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act (“FMLA”); The Fair Credit Reporting Act; The Genetic Information Nondiscrimination Act of 2008; Michigan’s Elliott-Larsen Civil Rights Act; the Michigan Persons with Disabilities Civil Rights Act; the Michigan Whistleblowers’ Protection Act; Michigan Statutory Provision Regarding Retaliation/Discrimination for Filing a Worker’s Compensation Claim; the Michigan Payment of Wages and Fringe Benefits Act; the Michigan Minimum Wage Law; the Michigan Equal Pay Law; and any other federal, state, or local laws, or regulations, or any common law actions, relating to Employee’s employment that Employee may have against Gentherm or any of the Releasees as of the Separation Date and/or any type of damages, wages, commissions, benefits, attorney fees, costs or relief of any type (legal, equitable or otherwise).

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If any claim is not subject to release, to the extent permitted by law, Employee waives any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a claim in which Gentherm or any other Releasee identified in this Agreement is a party.

6.Claims Not Released. Employee is not waiving any rights Employee may have to: (a) Employee’s own vested accrued employee benefits under the applicable health, welfare, or retirement benefit plans as of the Separation Date; (b) benefits and the right to seek benefits under applicable workers’ compensation and unemployment compensation statutes; (c) pursue claims that by law cannot be waived by signing this Agreement; and (d) enforce this Agreement.

7.Exclusions. Excluded from this Agreement are any claims or rights which cannot be waived by law, including the right to file a charge of discrimination with an administrative agency, to file or participate in an investigative proceeding of any federal, state or local government agency or to receive a monetary award offered by the Securities and Exchange Commission pursuant to Section 21F of the Securities Exchange Act of 1934. Nothing in this Agreement prohibits or prevents Employee from filing a charge with or participating, testifying, or assisting in any investigation, hearing, or other proceeding before any federal, state, or local government agency. However, to the maximum extent permitted by law, Employee agrees that if such an administrative claim is made, Employee shall not be entitled to recover any individual monetary relief (except as to possible whistleblower awards from the Securities and Exchange Commission) or other individual remedies.

8.Confidential Information. Employee agrees that Employee will comply in all respects with the Confidential Disclosure Agreement and any other confidentiality agreement that Employee signed during Employee’s employment and Employee acknowledges that Employee’s obligations under such confidentiality agreements will continue after Employee’s employment with Gentherm ends. Employee acknowledges and agrees that in the course of Employee’s employment with Gentherm Employee had access to and currently may possess confidential information regarding Gentherm’s business including, but not limited to: trade secrets, product and process designs, samples, specifications, models, drawings, prototypes, know-how, processes, methods, techniques, formulas, scientific knowledge, requirements and specifications relating to products, schematics, business plans, financial information, customer information, distribution information, materials and vendors (collectively referred to as “Confidential Information”). Employee acknowledges that Employee has returned all Confidential Information to Gentherm. Employee acknowledges and agrees that all such Confidential Information is proprietary to Gentherm, regarded by Gentherm as highly confidential and shall remain the sole and exclusive property of Gentherm. Employee covenants that Employee will not disseminate or otherwise divulge to third parties, or use for Employee’s own benefit or for the benefit of any other person or entity, any Confidential Information which Employee learned or had access to while employed by Gentherm.

Employee acknowledges that all tangible information, including all files, records, summaries, copies, excerpts, data, documents, drawings, designs, schematics, memoranda, letters, notes, written policies and procedures manuals and other information or material pertaining to Employee’s work at Gentherm or containing Confidential Information which came into Employee’s custody, possession or knowledge or were compiled prepared, developed or used by Employee at any time in the course of or in connection with Employee’s work at Gentherm, and all tangible property put in Employee’s custody or possession by Gentherm in connection with Employee’s work at Gentherm, is solely the property of Gentherm, and Employee agrees that Employee will immediately return to Gentherm all such tangible information in Employee’s possession or control. Employee also agrees to immediately return to

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Gentherm all other Gentherm property and equipment Employee was given to use during Employee’s employment.

9.Limited Disclosure. As further consideration for the promises set forth in this Agreement, Employee agrees not to disclose any information regarding the underlying facts leading up to or the existence or substance of this Agreement, except to Employee’s spouse, tax advisor, an attorney with whom Employee chooses to consult regarding Employee’s consideration of this Agreement and/or to any federal, state, or local government agency.

10.Nondisparagement. As further consideration for the promises set forth in this Agreement, Employee agrees and promises that Employee will not engage in, or encourage any other person or entity to engage in, any defamatory or maliciously disparaging conduct against any of the Releasees.  Employee’s obligation under this Section 10 extends to but is not limited to disparaging text messages, e-mail communications, and comments or postings on blogs, comment boards, and social media networking websites.

11.No Representation. Employee represents and acknowledges that in executing this Agreement Employee does not rely and has not relied on any representation or statement by any of the Releasees or by any of the Releasees’ agents or representatives with regard to the subject matter, basis or effect of this Agreement.

12.Voluntary Agreement. Employee acknowledges that Employee has been advised in writing to consult with an attorney before Employee signs this Agreement. Employee understands that Employee has twenty-one (21) days within which to decide whether to sign this Agreement, although Employee may sign this Agreement at any time within the twenty-one (21) day period. If Employee does sign this Agreement, Employee also understands that Employee will have seven (7) days after Employee signs to revoke this Agreement, in which case a written notice of revocation must be delivered to General Counsel, Gentherm Incorporated, 21680 Haggerty Rd., Northville, MI 48167, on or before the seventh (7th) day after Employee’s execution of the Agreement.  Employee understands that the Agreement will not become effective unless and until after that seven (7) day revocation period has expired without revocation. Employee knowingly and voluntarily agrees to all of the terms set forth in this Agreement and intends to be bound legally by them. Employee agrees that any modifications, material or otherwise, made to this Agreement, do not restart or affect in any manner the original up to twenty-one (21) calendar day consideration period. Unless accepted in writing by Gentherm, Employee’s acceptance of this Agreement will not be effective if received by Gentherm after the twenty-first (21st) day after the Separation Date.

13.Binding Agreement. This Agreement shall be binding upon Employee and Employee’s heirs, administrators, representatives, executors, successors and assigns, and shall inure to the benefit of Releasees and each of them, and to their heirs, administrators, representatives, executors, successors, and assigns.

14.Acknowledgments.

Employee affirms that Employee has not filed, caused to be filed, or presently is a party to any claim against Gentherm.

Employee agrees that Employee will not seek or accept employment or contract placement with Gentherm or any of its related or affiliated companies at any time in the future, including, but not limited to, regular, temporary, contract or consulting employment.  In the event that Employee is contracted for or hired by Gentherm, Employee expressly acknowledges that Employee’s contract or employment may be

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terminated on the basis of this Agreement.  Gentherm and Employee agree that this provision is a negotiated, nonretaliatory term of this Agreement.

Employee affirms that Employee has no known workplace injuries or occupational diseases arising out of Employee’s employment with Gentherm.

Employee affirms that Employee has been granted any leave to which Employee was entitled under the Family and Medical Leave Act or related state or local leave or disability accommodation laws.

Employee affirms that all of Gentherm’s decisions regarding Employee’s pay and benefits through the date of Employee’s execution of this Agreement were not discriminatory based on age, disability, race, color, sex, religion, national origin or any other classification protected by law.

Employee represents and warrants that prior to signing this Agreement, Employee has disclosed to an officer of Gentherm any belief or information Employee may have that Gentherm has engaged in any unlawful activity of any kind.

Employee affirms that Employee has not been retaliated against for reporting any allegations of wrongdoing by Gentherm or its officers, including any allegations of corporate fraud.

15.Governing Law and Interpretation. This Agreement is made and entered into in the State of Michigan, and shall in all respects be interpreted, enforced and governed under the laws of the State of Michigan without regard to its conflict of laws provision. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties. In the event of a breach of any provision of this Agreement, either Party may institute an action specifically to enforce any term or terms of this Agreement and/or to seek any damages for breach. Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect.

16.Amendment. This Agreement may not be modified, altered or changed except in writing and signed by both Employee and Gentherm wherein specific reference is made to this Agreement.

17.Entire Agreement. This Agreement sets forth the entire agreement between the Parties, and fully supersedes any and all prior agreements or understandings between the Parties pertaining to the subject matter of the Agreement, except that any agreement that Employee entered into with Gentherm or any Releasee that provides for confidentiality, non-disclosure, non-solicitation, and/or non-competition (including, without limitation, the provisions of the Retention Agreement pertaining to “restrictive covenants” and Gentherm’s right of compensation recovery in the event of a breach of such restrictive covenants) are incorporated herein by reference and remain in full force and effect.

18. 409A.  This Agreement and the Separation Benefits are intended to either be exempt from or comply in form and operation with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations issued thereunder (“Section 409A”). To the extent permitted by applicable Department of Treasury/Internal Revenue Service guidance, or law or regulation, Gentherm and Employee will take reasonable actions to reform this Agreement or any actions taken pursuant to their operation of this Agreement in order to comply with Section 409A. Notwithstanding the foregoing, in no event shall Gentherm or any of its subsidiaries, affiliates or representatives be liable to Employee for any additional tax, interest or penalty imposed upon or other detriment suffered by Employee under Section

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409A or for any damage suffered by Employee for failure of this Agreement to comply with or be exempt from Section 409A. In addition, for purposes of this Agreement, all references to “termination of employment” and correlative phrases shall be construed to refer to a “separation from service” (as defined in Section 1.409A-1(h) of the Treasury regulations after giving effect to the presumptions contained therein).

19.Non-Admission of Liability. This Agreement does not constitute an admission that any Releasee has violated any law, rule, regulation, contractual right or any other duty or obligation.

PLEASE READ CAREFULLY. THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

EMPLOYEE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS EMPLOYEE HAS OR MIGHT HAVE AGAINST RELEASEES.

The Parties knowingly and voluntarily sign this Agreement as of the date(s) set forth below:

DATED:	May 25, 2018	/s/ Darren Schumacher
Darren Schumacher

Gentherm Incorporated

DATED:	May 29, 2018	By:	/s/ Phillip M. Eyler
		Name:	Phillip M. Eyler
		Its:	President and Chief Executive Officer

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